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                                                                          [SEAL]
                                                EFILED: APR 27 2005 12:18 PM EDT
                                                               FILING ID 5700538


                IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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IN RE PULITZER INC.                 : CONSOLIDATED
SHAREHOLDERS LITIGATION             : C.A. No. 1063-N
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                                   x


                 CONSOLIDATED AND AMENDED CLASS ACTION COMPLAINT

                                   NATURE OF THE ACTION

     1. Plaintiffs, by the undersigned attorneys, make the following allegations upon information and belief, except as to those allegations specifically pertaining to plaintiffs or which are predicated upon, inter alia, a review of public flings made with the Securities and Exchange Commission ("SEC"), press releases and reports, and an investigation undertaken by plaintiffs' counsel.

     2. Plaintiffs seek to prevent the consummation of the proposed merger of Pulitzer, Inc. ("Pulitzer" or the "Company") and Lee Enterprises, Inc. ("Lee") in which Pulitzer stockholders will be cashed out of the equity interests in Pulitzer for $64 per share (the "Merger"). As set forth herein, defendants have breached their fiduciary duties in connection with the proposed Merger because they have (1) failed to maximize shareholder value by, among other things, benefiting themselves at the expense of the Company's public shareholders; and
(2) disseminated to Pulitzer's public shareholders incomplete and/or inaccurate and/or misleading information concerning the proposed Merger and matters relevant to an informed decision on their investment in the Company.

     3. Defendants' actions, as discussed herein, will cause plaintiffs and the Class irreparable harm as Pulitzer's shareholders will be forever denied their right to receive the highest


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value for their shares. Specifically, the defendants have tilted the playing field in favor of Lee by (1) failing to seek a sale of Pulitzer that maximizes value for stockholders rather than management and the Pulitzer family; and (2) agreeing to unreasonable termination fee provisions in the merger agreement. Moreover, plaintiffs and the Class will be irreparably harmed, as defendants have not provided them with material and accurate information concerning the Merger.

                                  THE PARTIES

     4. Plaintiffs Todd M. Veeck and James Fern ("plaintiffs") are the owners of common stock of Pulitzer and have been the owner of such shares continuously since prior to the wrongs complained of herein.

     5. Pulitzer is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at 900 North Tucker Boulevard, St. Louis, Missouri. Pulitzer was capitalized on March 18,1999, with approximately $550 million in cash and all of the other assets (other than broadcasting assets) of Pulitzer Publishing Company ("PPC") and now operates the principal newspaper publishing and related new-media businesses formerly operated by PPC. At all relevant times, Pulitzer common stock traded on the New York Stock Exchange under the symbol "PTZ."

     6. Defendant Emily Rauh Pulitzer ("Emily Pulitzer") is and has been at all relevant times a director of Pulitzer. Emily Pulitzer owns and/or beneficially controls approximately two percent of the Company's common stock and 53.6 percent of the Company's Class B shares. These holdings give Emily Pulitzer 49.6 percent of the voting power of the Company. In addition, Emily Pulitzer is one of the trustees of The Pulitzer Inc. Voting Trust (the "Voting Trust"), which owns over 95 percent of the Company's Class B shares and approximately 88 percent of the voting power

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of the Company. Along with other defendants, Emily Pulitzer is a controlling and dominating shareholder of the Company, and, as such, owes the public shareholders of Pulitzer the fiduciary duties of due care, good faith, fair dealing, loyalty, and candor. Emily Pulitzer is not an independent director.

     7. Defendant Michael E. Pulitzer ("Michael Pulitzer") is and has been at all relevant times the Chairman of the Board of Pulitzer. Along with his sister-in-law, Emily Pulitzer, Michael Pulitzer is a trustee of the Voting Trust. Michael Pulitzer is also the cousin of defendant David E. Moore. Michael Pulitzer owns and/or beneficially controls approximately 3.5 percent of the Company's common stock and 13.2 percent of the Company's Class B shares, representing approximately 12.5 percent of the voting power of the Company. Michael Pulitzer is not an independent director.

     8. Defendant David E. Moore ("David Moore") is and has been at all relevant times a Director Emeritus of Pulitzer. Between 1999 and 2003, David Moore served as a director on the Pulitzer Board, and, following the 2003 annual shareholders' meeting, he was appointed to his current position as director emeritus. David Moore owns and/or beneficially controls over 25 percent of the Company's Class B common stock, representing approximately 23.8 percent of the Company's voting power. In addition, like his cousins Emily (by marriage) and Michael Pulitzer, David Moore is a trustee of the Voting Trust. David Moore also served as director of the predecessor company to Pulitzer, Pulitzer Publishing Company ("PPC"), from 1984 to 1999. Defendant Richard W. Moore ("Richard Moore") is the son of David Moore. David Moore is not an independent director.


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     9. Defendant Richard Moore, the son of defendant David Moore and a cousin of defendants Michael Pulitzer and Emily Pulitzer (by marriage), is and has been at all relevant times a director of Pulitzer. Richard Moore was nominated to the Board of the Company when his father, David Moore, retired and was appointed director emeritus. Richard Moore owns approximately 1.9 percent of the Company's Class B Common Stock, representing approximately 1.8 percent of the Company's voting power. Richard Moore is not an independent director.

     10. Defendant Robert C. Woodworth ("Woodworth") is and has been at all relevant times the President, Chief Executive Officer and a director of Pulitzer. Woodworth is also a trustee of the Voting Trust. Woodworth is not an independent director.

     11. Defendant Ken J. Elkins ("Elkins") is and has been at all relevant times a director of Pulitzer. Elkins previously served as a management director and officer of PPC. Elkins is not an independent director.

     12. Defendant James M. Snowden, Jr. ("Snowden") is and has been at all relevant times a director of Pulitzer. Snowden is not an independent director by virtue of, inter alia, the fact that he is the Executive Vice President of Huntleigh Securities Corporation ("Huntleigh"), which the Company has admitted in filings with the SEC has been and will continue to be "retained and compensated ... as a financial advisor in connection with such financial matters as the Company deems appropriate." Indeed, in 2003 alone, Pulitzer paid Huntleigh approximately $200,000. Snowden also previously served as a director of Pulitzer's predecessor, PPC, from 1986 until 1999.

     13. Defendant William Bush ("Bush") is and has been at all relevant times a director of Pulitzer. Bush is not an independent director by virtue of, inter alia, the fact that he is a partner with the law firm of Fulbright & Jaworski L.L.P. ("Fulbright"), which, according to the Company's SEC

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filings, has been and will continue in the future to be "retained and compensated ... as attorneys in connection with such legal matters as the Company deems appropriate." In 2003 alone, Fulbright was paid over $1.5 million in fees by the Company. In addition, from 1997 until 1999, Bush served as a director of PPC.

     14. Defendant Ronald H. Ridgeway ("Ridgeway") is and has been at all relevant times a director of Pulitzer. Ridgeway is not an independent director by virtue of his prior position as the Company's Senior Vice President of Finance from May 1998 through August 2001, and PPC's Senior Vice President of Finance from April 1984 through March 1999. Ridgeway has also served as PPC's Vice President of Finance, Treasurer, Assistant Treasurer, and Secretary, as well as a director of the PPC Board.

     15. Defendant Alice B. Hayes ("Hayes") is and has been at all relevant times a director of Pulitzer. Hayes was President of University of San Diego ("USD") from 1995 to 2003 and has served as President Emerita since July 2003. During her tenure, Pulitzer established a Pulitzer Foundation Scholarship at USD. Hayes formerly served as Executive Vice President and Provost of Saint Louis University ("SLU") from 1989 to 1995. SLU conferred an Honorary Degree on Emily Pulitzer in 2003. By reason of Hayes' relationships with USD and SLU and the benefits conferred upon those universities by Pulitzer, Hayes is not an independent director.

     16. Defendant Susan T. Congalton ("Congalton") is and has been at all relevant times a director of Pulitzer. Congalton has been the Chairman and Chief Executive Officer of California Amforge Corporation since October 2002. She has also been the Managing Director of Lupine LLC (formerly Lupine Partners) since 1989. From 1987-1989, Congalton was senior Vice President Finance and Law of Carson Pirie Scott & Co. ("Carson Pirie"), and its Vice President, General


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Counsel and Secretary from 1985-1987. Notably, Lilly Pulitzer's fashion products are a featured product in Carson Pirie stores.

     17. The defendants named above in (paragraphs) 6-16 are sometimes collectively referred to herein as the "Individual Defendants."

     18. The Individual Defendants are in a fiduciary relationship with plaintiffs and the other public stockholders of Pulitzer, and owe them the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

                           BACKGROUND OF THE COMPANY

     19. Pulitzer was capitalized on March 18, 1999, with approximately $550 million in cash and all the other assets (other than broadcasting assets) of PPC as a result of the Spin-off (as defined below) and is now operating the principal newspaper publishing and related new-media businesses formerly operated by PPC and certain other newspapers acquired since the Broadcast Transaction (as defined below). The Company was organized as a corporation in 1998 and, prior to the Spin-off, was a wholly-owned subsidiary of PPC. Prior to the Broadcast Transaction, PPC was engaged in newspaper publishing and television and radio broadcasting.

     20. Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998, by and among PPC, the Company and Hearst-Argyle Television, Inc. ("Hearst-Argyle"), on March 18, 1999, Hearst-Argyle acquired, through the merger of PPC with and into Hearst-Argyle, PPC's television and radio broadcasting operations (collectively, the "Broadcasting Business") in exchange for the issuance to PPC's stockholders of 37,096,774 shares of Hearst-Argyle's Series A Common Stock. PPC's Broadcasting Business consisted of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company and

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its wholly owned subsidiaries. Prior to the merger, the newspaper publishing and related new media businesses of PPC (including its subsidiaries) were contributed to the Company in a tax-free "spin off" to PPC stockholders.

     21. On January 24, 2005, Pulitzer announced its fourth quarter and year end 2004 earnings. The Company stated that, despite modest gains in advertising revenue, Pulitzer's fourth-quarter earnings slipped as it continues to explore its options including a sale. Specifically, the Company reported that it earned $13.7 million, or 62 cents per share, during the three-month period ending Dec. 26, compared with $14.3 million, or 66 cents per share, a year earlier. Pulitzer said the latest earnings included costs related to the Company's exploration of strategic alternatives, among other things.

     22. The press release included the following comments from defendant
     Woodworth:

     We are pleased to report strong base earnings for the quarter and the year in spite of a climate of uneven economic activity. Advertising revenue increased 4.2 percent during the quarter, reflecting continued strong performances at Pulitzer Newspapers, Inc. ("PNI") and across-the-board strength in the preprint category. Classified advertising was up 6.1 percent for the quarter in spite of weakness in the automotive category that began at the end of the third quarter. Retail revenue, including retail preprint revenue, increased 2.9 percent and reflects the solid performance of Local Values, the St. Louis direct mail initiative, and the continued strength at PNI. The Tucson Newspaper Agency ("TNI") had another strong quarter, its third quarter in a row, with total advertising revenues up 9.6 percent.

     Classified was led by help wanted, up 9.3 percent in St. Louis and 32.6 percent at PNI. At TNI, total classified was up 11.9 percent, with help wanted up 25.2 percent. Increasing local market share is the mainstay of the Pulitzer operating strategy and we made significant strides during the year despite some market softness, especially in the fourth quarter. Local territory retail revenues were up 2.6 percent in St. Louis and 7.1 percent in Tucson.

     PNI delivered outstanding performance throughout the year thanks to ongoing and successful organic growth initiatives and strategic acquisitions.


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     23. On February 15, 2005, Pulitzer announced that revenue increased 3.9 percent for the five-week accounting period ended January 30, 2005, when compared to the respective 2004 period. January 2005 advertising revenue in St. Louis and at the 12 Pulitzer Newspapers, Inc. ("PNI") markets increased 5.7 percent, with increases of 3.7 percent at the St. Louis operations and 10.5 percent at PNI.

     24. On March 15, 2005, Pulitzer announced that revenue increased 3.5 percent for the four-week accounting period ended February 27, 2005, and 3.7 percent for the nine-week year-to-date period when compared to the respective 2004 periods. February 2005 advertising revenue in St. Louis and at the 12 PNI markets increased 6.4 percent, with increases of 4.4 percent at the St. Louis operations and 11.4 percent at PNI.

     25. On March 17, 2005, Pulitzer restated its cash flows for 2003 and 2002 in a filing with the SEC and said its review found a material weakness in internal controls over financial reporting. The restatements change the Company's classification of discretionary contributions to its pension and post-retirement medical benefit trusts. Commenting on the restatement, Lee Chairman and Chief Executive Officer Mary Junck said, "Pulitzer's restatement relates solely to a financial statement classification issue and has no effect whatsoever on Lee's desire to complete the transaction."

     26. On April 19, 2005, Pulitzer reported decreased first-quarter earnings, those results being hampered by expenses related to the proposed sale of the Company. Specifically, the Company announced that net income fell 13% to $7.01 million, or 32 cents a share, from $8.06 million, or 37 cents a share, in the year-ago period. Excluding expenses related to the Company's exploration of a possible sale, Pulitzer would have earned 42 cents a share in the latest period. Revenue rose to $106.1 million from $102.7 million.


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                                THE VOTING TRUST

     27. As of March 12, 2004, stockholders of the Company holding 11,205,830 shares of Class B Common Stock, representing approximately 88.1% of the combined voting power of the Company's outstanding Common Stock and Class B Common Stock, are parties to an agreement providing for the creation of a the Voting Trust. These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates ("Voting Trust Certificates") evidencing their interest in the shares so deposited.

     28. The current trustees of the Voting Trust are Alan G. Silverglat, Ellen Soeteber and defendants David Moore, Michael Pulitzer, Emily Pulitzer, and Robert C. Woodworth (the "Trustees"). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust. However, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the shares of Class B Common Stock deposited in the

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Voting Trust. Unless extended or terminated by the parties thereto, the Voting
Trust expires on March 18, 2009.

                            BACKGROUND OF THE MERGER

     29. In late 2003 and continuing into the spring of 2004, defendant Woodworth and Terrance C.Z. Egger ("Mr. Egger") independently assessed the opportunities and risks facing Pulitzer. While both continued to believe in the strength of Pulitzer, its products and its markets, they also identified its limited scale as an increasingly significant risk factor.

     30. In the spring of 2004, Mr. Woodworth and Mr. Egger shared their assessment of the opportunities and risks facing the Company with defendant Bush, in his capacity as a member of Fulbright, Pulitzer's General Counsel, and defendant Snowden, in his capacity as an Executive Vice President of Huntleigh Securities Corp., one of the Company's financial advisors. Thereafter, this group shared the assessment with the Company's principal stockholders, the Pulitzer Family.

     31. As a result of the discussions that followed, the Pulitzer Family determined that it was appropriate to discuss the strategic issues facing the Company with other advisors, including Goldman Sachs and Fulbright. Throughout the summer and fall of 2004, the group held meetings and discussions with Goldman Sachs and Fulbright.

     32. On September 8, 2004, the Pulitzer Family authorized Goldman Sachs to contact key senior executives of selected companies to ascertain whether there was sufficient interest in the acquisition of Pulitzer to warrant further exploration. Upon information and belief, no other members of the Pulitzer board of directors were aware of the meetings and/or discussions that were being held concerning a possible sale of the Company.


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     33. Finally, some time on or after September 23, 2004, the other four members of the Company's board of directors were made aware of the Pulitzer Family's independent consideration of alternatives for the Company. Thereafter, on October 4, 2004, the full board of directors of Pulitzer met to discuss the Company's exploration of strategic alternatives, including a possible merger or sale of the Company. At the conclusion of this discussion, the board of directors unanimously determined to proceed with exploration of strategic alternatives for the Company. Also at this meeting, the board decided to formally engage various advisors to assist the Company with the "exploration," including, BUT NOT LIMITED TO: (a) Goldman Sachs to serve as a financial advisor; (b) Huntleigh to serve as a financial advisor; (c) Fulbright to serve as legal advisor; (d) Pearl Meyer & Partners ("Pearl Meyer") to advise the compensation committee regarding compensation and employee relations issues; and
(e) Citigate Sard Verbinnen ("Citigate") to advise the Company regarding financial market and public relations issues.

     34. After the October 4, 2004 board meeting, the Company began negotiating confidentiality agreements with potentially interested bidders. Between October 14, 2004 and November 15, 2004, Pulitzer entered into nine confidentiality agreements with potentially interested parties. Lee entered into a confidentiality agreement on October 21, 2004. Between October 22, 2004 and November 18, 2004, the Company gave management presentations to and had discussions with interested parties. On November 11, 2004, the Company made a written request to the potentially interested parties to submit non-binding indications of interest by November 19, 2004.

     35. On October 19, 2004, the Company announced, in a press release in connection with Pulitzer's third quarter financial results, that: third-quarter 2004 net income was $10.6 million, or $0.49 per diluted share, compared with $9.4 million, or $0.43 per diluted share, in the prior year; net


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income for the first nine months of 2004 was $30.5 million, or $1.39 per diluted share, compared with $27.9 million, or $1.29 per diluted share, in the prior year; third-quarter operating revenue increased 6.3 percent to $109.7 million from $103.3 million in the prior year, and operating income increased 6.4 percent to $20.4 million; and operating revenue for the first nine months of 2004 increased 5.5 percent to $325.5 million, from $308.6 million in 2003.

     36. Late in the day on November 19; 2004, it was reported that Pulitzer was considering a sale of the Company. In response to this report, on November 21, 2004, Pulitzer issued a press release announcing the Company's exploration of a range of strategic alternatives to enhance shareholder value, including a possible sale of the Company, and the retention of Goldman Sachs as financial advisor to assist in its review.

     37. Shortly thereafter, Pulitzer, with the assistance of its advisors, including Pearl Meyer, established a bonus program for executive officers in the event of a change in control of the Company which provides that, upon consummation of a transaction, seven top executives who meet certain conditions would be eligible to split a bonus pool of $4 million. The largest chunk will go to Senior Vice President Terrance C.Z. Egger, who will receive $918,657. Chief Financial Officer Alan G. Silverglat, also a trustee of the Trust, will receive $911,418. Defendant Woodworth will receive $795,593. Members of lower management will be eligible for a similar program valued at up to $6.2 million.

     38. In December 2004, hoping to fend off outside suitors for Pulitzer, a group of St. Louis Post-Dispatch workers launched a quest to buy Pulitzer through an employee-ownership effort "to control our own destiny."

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     39. In a memo to Post-Dispatch colleagues, the six-person organizing group
(the "Employee Group") said they have met with advisers to explore prospects of making a bid and to "preserve the company's financial independence and advance the Pulitzer journalistic tradition." In a question-and-answer section of the memo, organizers wrote that in conversations that included a large bank, "we've been assured that financing is available."

     40. The Employee Group could not make a bid until Pulitzer honored its requests to turn over its financial records already supplied to other suitors. In forming an ESOP, the Employee Group also was required to get approval from Pulitzer itself. Upon information and belief, the Employee Group never received a response from Pulitzer.

     41. Throughout December 2004 and January 2005, Pulitzer continued discussions with at least four parties that were invited to participate in the final bidding process, including Lee, but excluding the Employee Group. Two of those parties (including Lee) submitted final written bids on January 24, 2005. Based upon a review of the two offers, and discussions with their advisors, the board determined to pursue discussions with Lee. Those discussions continued through the afternoon of January 29, 2005, whereafter the board, upon the recommendation of its advisors, entered into the merger agreement with Lee.

                              THE MERGER AGREEMENT


     42. On January 31, 2005, Pulitzer announced that it had entered into a merger agreement (the "Merger Agreement") for the sale of Pulitzer to Lee for approximately $1.46 billion and pursuant to which Pulitzer's shareholders will receive $64 per share in cash for their equity in the Company.


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     43. The Merger and the Merger Agreement require the approval of a majority of the outstanding capital stock of the Company. With approximately 63.8% of the combined voting power of the Pulitzer Common Stock and Class B Common Stock, the Pulitzer Family controls the vote and the Company has indicated that the Pulitzer Family is expected to vote the shares they control in favor of the Merger and the Merger Agreement.

     44. The Merger Agreement contains provisions which obligate Pulitzer to pay to Lee a fee of $30 million plus up to $12 million in expenses if Pulitzer or Lee terminates the Merger Agreement because Pulitzer stockholders (i.e., the Pulitzer Family) failed to vote in favor of the Merger Agreement. In the event that Pulitzer terminates the Merger Agreement in order to pursue a financially superior proposal, Pulitzer must pay to Lee a termination fee of $55 million.

     45. Pursuant to the Merger Agreement, certain officers and directors of Pulitzer will become entitled to receive significant monetary benefits, including, but not limited to: post-merger compensation and benefits protections including bonus opportunities through September 2005; health insurance coverage through 2007 or, in some cases, 2008; accelerated vesting of options; accelerated payments pursuant to the Company's supplemental executive benefit pension plan totaling $17.7 million in the aggregate; cashing out of stock options and compensation awards; incentive compensation (transaction related and retention incentive awards); cash payments related to certain split dollar life insurance policies; future indemnification benefits; and consulting and employment agreements with Lee.

     46. The interests of the Pulitzer Family are different from and in conflict with the Company's public shareholders, whose interest is to achieve the maximum value from their holdings



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in Pulitzer, whether by successful operation of Pulitzer's business or a sale process designed to maximize shareholder value.

     47. The directors of Pulitzer, at the direction of the Pulitzer Family, have agreed to a sale of Pulitzer that will serve their own interests, the interests of the Pulitzer Family and the interests of the officers of Pulitzer. In so doing, defendants are not acting in good faith toward plaintiffs and the other members of the Class. Defendants have therefore breached and are breaching their fiduciary duties to the members of the Class.

     48. The consideration to be paid to Class members is unfair and grossly inadequate because, among other things: (a) the officers and directors of Pulitzer have positioned themselves to reap significant benefits from the proposed transaction at the expense of the Company's public shareholders; and
(b) the intrinsic value of the Company is materially in excess of $64 per share, giving due consideration to the Company's prospects for growth and profitability in light of its business and earnings power, present and future.

           THE MATERIALLY INCOMPLETE AND/OR MISLEADING PROXY STATEMENT


     49. On March 29, 2005, Pulitzer filed its preliminary proxy with the SEC on Form PRE14A (the "Proxy").

     50. Despite the fact that Pulitzer shareholders are being asked to "cash-in" their equity interest in the Company as a stand-alone entity, defendants have failed to provide the Company's public shareholders with material information and/or have provided them with materially misleading information concerning: (a) the background of the Merger; (b) the compensation and/or other benefits that certain officers and directors of Pulitzer will receive in connection with the Merger;




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(c) the advisors retained by the Company in connection with the Merger and the fees paid by Pulitzer to those advisors; and (d) the analyses performed by Goldman Sachs.

     51. The Background of the Merger. The Proxy purports to provide Pulitzer shareholders with information concerning the background of the Merger. This information is needed by Pulitzer shareholders to evaluate the process employed by the defendants that led to the Merger and the defendants' conclusion that the Merger is in the best interests of Pulitzer shareholders. For example, the Proxy indicates that the officers and directors of Pulitzer considered "factors that would affect the valuation of our company." However, there is no disclosure identifying those factors and/or how, if at all, they affected the valuation of the Company in the Merger negotiations. Moreover, it is stated in the Proxy that "appropriate action" was taken by the audit and corporate governance committees in connection with the Merger. There is no disclosure concerning the nature and/or extent of that "action," why it was taken and/or how it affected the Merger process.

     52. Insider Benefits. The Proxy indicates that Pulitzer had existing benefits plans in place before the exploration of strategic alternatives began. The Proxy also indicates that, in connection with the negotiation of the Merger, the Company, in consultation with certain compensation consultants retained by the Company (the "Compensation Consultants"), established a proposed transition program. There is no disclosure in the Proxy, however, concerning the benefits payable under the existing plan versus the benefits now payable to those individuals in connection with the Merger pursuant to the new plans, or any of the reports prepared or presentations made by the Compensation Consultant which purportedly demonstrated that the proposed transition program was "within the range of reasonableness." This information is necessary not only to be able to evaluate the "reasonableness" of the revisions to the plans (which Pulitzer claims in the Proxy to be the case),



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but also to evaluate the conflicts of interest suffered by the Individual
Defendants because of the sums of money payable to them in connection with the Merger.

     53. Moreover, the Proxy indicates that Lee had certain "compensation and benefit issues" that needed to be resolved prior to entering into the merger agreement, yet there is no disclosure concerning the nature and/or extent of those issues and/or how or whether they were resolved.

     54. Advisors Retained by Pulitzer. The Proxy indicates that Pulitzer retained several advisors in connection with the Company's review of strategic alternatives and, ultimately, the Merger. Specifically, the Proxy indicates that the Company retained the following: Goldman Sachs to serve as a financial advisor; (b) Huntleigh to serve as a financial advisor; (c) Fulbright to serve as legal advisor; (d) Pearl Meyer, the Compensation Consultant, to advise the compensation committee regarding compensation and employee relations issues; and
(e) Citigate to advise the Company regarding financial market and public relations issues. FIRST, there is no disclosure concerning why the Company retained two financial advisors, Goldman Sachs and Huntleigh. Moreover, although the Proxy indicates that Huntleigh is being paid $500,000 in connection with the Merger, there is no disclosure concerning any analyses done by Huntleigh or any work performed by Huntleigh in connection with the Merger. This information is particularly material in light of defendant Snowden's direct interest in Huntleigh, and the appearance that Huntleigh was retained for no reason other than to line defendant Snowden's pockets. SECOND, there is no disclosure concerning the process, if any, that resulted in the retention of any of these advisors. Information concerning conflicts of interest suffered by the advisors retained by the Company, and the process employed by the Individual Defendants that resulted in their retention is particularly material in light of the relationships that certain of the defendants, including Pulitzer, have with the advisors that were


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retained. THIRD, the disclosure in the Proxy indicates that additional, unidentified, advisors were retained in connection with the Merger including a "consulting firm" (Proxy at 13) and "other advisors" (Proxy at 16). There is no disclosure at all concerning these other advisors, including, but not limited to: who they are; what relationship, if any, they have with any of the Individual Defendants or Pulitzer; why they were retained; what work, if any, they did for the Company; and what, if anything they are being paid in connection with the Merger. The lack of disclosure concerning additional individuals or entities who may benefit from the Merger, at the expense of the public shareholders, is crucial to any shareholders' evaluation of the Merger process.

     55. Goldman Sachs' Fairness Opinion. The Proxy indicates that Goldman Sachs was retained by Pulitzer to assist with the Company's exploration of strategic alternatives. Evident from, and explicitly stated in, the Proxy is the fact that the Pulitzer Family has interests in the Merger that are different from or in addition to the interests of the Company's public shareholders in the Merger. However, no fairness opinion was rendered, or, upon information and belief, even requested, to indicate that the Merger is fair from a financial point of view to Pulitzer's minority public shareholders. Instead, Goldman Sachs' fairness opinion is that Merger is fair to ALL stockholders, including the Pulitzer Family. In light of the divergent interests of the Pulitzer Family and the public shareholders of the Company, those public shareholders are entitled to have their interests protected and represented in the Merger. At the very least, the public shareholders who are unaffiliated with the Pulitzer Family are entitled to a review of the fairness of the Merger to them so that they can make an informed decision concerning whether they should accept the consideration being offered to them in the Merger or seek appraisal.



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

     56. Goldman Sachs' Valuation Analyses. Finally, the Proxy's recitation of Goldman Sachs' valuation analyses leaves Pulitzer shareholders in the dark concerning the basis for Goldman Sachs' opinion that the Merger is fair to the shareholders from a financial point of view. Specifically, Goldman Sachs' Comparison of Selected Newspaper Publishers analysis fails to disclose the public market multiples and ratios, as well as the enterprise values, for each of the selected companies, and its Selected Transactions analysis similarly fails to disclose the levered values for each transaction as a multiple of the target Company's publicly reported last twelve months revenues and last twelve months EBITDA prior to announcement of the applicable transaction. To the contrary, these analyses only disclose the mean, median, high and low ranges of the enterprise values and levered values, respectively. In addition, while the Proxy does disclose Pulitzer management's forecasts through 2008, the Proxy fails to disclose the anticipated cash flows of Pulitzer used by Goldman Sachs to discount the Company's cash flows to its present value for Goldman Sachs' Discounted Cash Flow Analysis. Further, the Proxy inexplicably fails to disclose the reason(s) why Goldman Sachs used inconsistent exit multiples in its Discounted Cash Flow Analysis and Leveraged Buyout Analysis. Specifically, in its Discounted Cash Flow Analysis, Goldman Sachs calculated implied terminal EBITDA multiples ranging from 6.7x to 12.4x, while, in its Leveraged Buyout Analysis, Goldman Sachs performed an analysis of the implied equity returns based on exit multiples of Pulitzer management's estimated EBITDA ranging from 9.0x to 13.0x. No explanation is provided as to why the low range of Goldman Sachs' EBITDA multiples differed so dramatically.

                            CLASS ACTION ALLEGATIONS


     57. Plaintiffs bring this action on their own behalf and as a class action, pursuant to Court of Chancery Rule 23, on behalf of themselves and the public shareholders of Pulitzer common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

     58. This action is properly maintainable as a class action.


     59. The Class is so numerous that joinder of all members is impracticable. As of January 26, 2005 there were approximately 10.5 million publicly held shares of Pulitzer common stock outstanding.

     60. There are questions of law and fact which are common to the Class including, inter alia, the following:

          (a) whether the proposed transaction is grossly unfair to the Class;


          (b) whether plaintiffs and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

          (c) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiffs and the other members of the Class.

     61. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

     62. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

     63. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                             SUBSTANTIVE ALLEGATIONS


     64. As Pulitzer's controlling shareholders, the members of the Pulitzer Family owe a duty of undivided loyalty to the Pulitzer's minority public shareholders. Under the circumstances here, the defendants also owe an obligation of entire fairness with respect to the Merger.

     65. Defendants are engaging in self-dealing, are not acting in good faith toward plaintiffs and the other members of the Class, and have violated fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Pulitzer.

     66. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of plaintiffs and other members of the Class.

     67. The initiation and timing of the Merger are a breach of the defendants' duty of loyalty and constitute unfair dealing. The transactions were initiated and timed by the Pulitzer Family and their affiliates and associates, including their designees to the Pulitzer board, in such a way as to unfairly benefit themselves at the expense of the Class.

     68. The negotiation and board approval of the Merger could not replicate arm's-length negotiations between truly independent parties. The majority of the members of the Pulitzer board are affiliated with the Pulitzer Family.

     69. Because the Pulitzer Family dominates and controls the business and corporate affairs of Pulitzer, and are in possession of private corporate information concerning Pulitzer's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Pulitzer which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits.

     70. The consideration being offered in connection with the Merger is unfair and inadequate and fails to offer fair value to the Company's shareholders for their equity interests in Pulitzer because, among other things: (a) the intrinsic value of Pulitzer is materially in excess of the amount offered in the Merger, giving due consideration to the Company's future prospects; and (b) the defendants timed the Merger to benefit the aging members of the Pulitzer Family at the expense of the Company's public shareholders.

     71. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiffs and the other members of the Class.

     72. As a result of defendants' self-dealing, plaintiffs and the Class will suffer irreparable injury.

     73. As set forth above, the Disclosure Documents contain misleading information and omit material information concerning: (a) the background of the Merger; (b) the compensation and/or other benefits that certain officers and directors of Pulitzer will receive in connection with the Merger; (c) the advisors retained by the Company in connection with the Merger and the fees paid by Pulitzer to those advisors; and (d) the analyses performed by Goldman Sachs.

     74. Without material and accurate information, Pulitzer shareholders cannot possibly make an informed judgment concerning whether to accept the consideration being offered to them in the Merger or to seek appraisal.

     75. Defendants, in breach of their fiduciary duty of candor, have stranded Pulitzer shareholders without material information necessary to make an informed decision concerning the Merger.

     76. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiffs and the Class, and may consummate the proposed transactions which will exclude the Class from its fair share of Pulitzer's valuable assets and businesses, and/or benefit defendants in the unfair manner complained of herein, all to the irreparable harm of the Class.

     WHEREFORE, plaintiffs pray for judgment and relief as follows:


     A. Ordering that this action maybe maintained as a class action and certifying plaintiffs as Class representatives;

     B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transactions;

     C. In the event the Merger is consummated, rescinding it and setting it aside or awarding rescissory damages to plaintiffs and the other members of the Class;

     D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

     E. Awarding plaintiffs the costs of this action, including reasonable allowance for plaintiffs' attorneys' and experts' fees and expenses; and

     F. Granting such other and further relief as this Court may deem just and proper.

                                      ROSENTHAL, MONHAIT, GROSS
                                           & GODDESS, P.A.


                                       By: /s/ Carmella P. Keener
                                           ---------------------------
                                           Carmella P. Keener (DSBA No. 2810)
                                           919 N. Market Street, Suite 1401
                                           Citizens Bank Center
                                           Wilmington, DE 19899
                                           (302) 656-4433

Of Counsel:

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS, LLP
Jonathan M. Stein
Stuart A. Davidson
197 S. Federal Highway, Suite 200
Boca Raton, FL 33432
Telephone: 561-750-3000
Facsimile: 561-750-3364

THE WEISER LAW FIRM, P.C
Patricia C. Weiser
121 N. Wayne Avenue, Suite 100
Wayne, PA 19087
Telephone: 610-225-2677
Facsimile: 610-225-2678


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